Exhibit 3


                         PHARMACEUTICAL PARTNERS, L.L.C.

                                February 18, 1999


PaineWebber Technologies II, L.P.
c/o PaineWebber Development Corporation
1285 Avenue of the Americas
New York, New York  10023

Attention:  Eileen McLaughlin

Dear Eileen:

Further to our letter dated February 11, 1999, as per Rule 14d-5(e) under the Securities Exchange Act of 1934, Content of Bidder's Request, Pharmaceutical Partners, LLC ("PPLLC") is requesting use of the list of the names, addresses and security positions (the "List") of the limited partners in PaineWebber R&D Partners II, L.P. ("R&D Partners II"). PPLLC and two funds it manages, Pharmaceutical Royalties, LLC and Pharmaceutical Royalty Investments Ltd. are limited partners in R&D Partners II. The purpose of the request for the List is to increase such investment in R&D Partners II through a tender offer, and PPLLC agrees to use the List for no other purpose.

In support of PPLLC's request for the List, PPLC hereby gives the following assurances:

1. PPLLC will hold the List in strict confidence, and will not give any information derived from the List to any third party for any purpose whatsoever, except that PPLLC may provide the List to any information or other agent retained to act on PPLLC's behalf in connection with the tender offer so long as such information or other agent is advised of the confidential nature of the List and agrees to use such List solely in connection with the proposed tender offer (it being understood that PPLLC shall be responsible for any breach of this undertaking by such information or other agent).

2. PPLLC will reimburse R&D Partners II for costs incurred in connection with the request and for the List, including confirming compliance with these undertakings (it being understood that such costs will not exceed $1,000 in the aggregate except in the case of breach by PPLLC of its obligations pursuant to these undertakings).
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3.       PPLLC will submit to the jurisdiction of the courts of the State of
         Delaware in any dispute arising in connection with this request for the List and hereby appoints and will maintain RL & F Service Corp., One Rodney Square, Tenth Floor, Wilmington, New Castle County, Delaware 19801 as its agent in the State of Delaware for acceptance of legal process in connection with any such action.

4. PPLLC will comply fully with the requirements of the Securities and Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder, including full disclosure of all material facts and, in the case of any tender offer, rights of proration and withdrawal rights, irrespective of the number of units sought to be acquired in such tender offer.

5. PPLLC acknowledges that Section 8.03(a)(iii) provides that, prior to the transfer of any limited partnership interest in the Partnership, the General Partner shall have consented in writing to the assignment, which consent may be withheld in the absolute discretion of the General Partner. Accordingly, PPLLC acknowledges that the General Partner may withhold consent if, among other reasons, the General Partner concludes, based upon the advice of counsel, that such acquisition would increase the risk of adverse tax consequences to the Partnership or its partners. In the event the General Partner withholds its consent for any number of units sought to be purchased, PPLLC will refrain from acquiring interests or units of the number so withheld.

6. PPLLC is acting on behalf of itself, certain accounts it manages and two funds under management, namely Pharmaceutical Royalties, LLC and Pharmaceutical Royalty Investments Ltd., and not on behalf of any other third party. As is customary in tender offers, PPLLC will be making the offer through PharmaInvest, LLC, a nominee company acting on its behalf.

7. PPLLC undertakes not to solicit directly, and will instruct its information and other agents not to solicit directly, any PaineWebber broker with respect to the tender offer. However, if a PaineWebber broker contacts PPLLC or its information agent, either may provide such person with the same information as is provided to any other person who contacts PPLLC or its information agent with respect to the tender offer. This undertaking excludes any PaineWebber broker who holds an interest who is contacted in the normal course because he or she is an investor.

8. PPLLC undertakes not to make any in-person presentations to any PaineWebber brokers or to visit PaineWebber offices with a view to meeting with brokers. PPLLC will similarly instruct its information and other agents.

9. Within 30 days after the completion of the tender offer, PPLLC agrees to return the Lists, including any and all copies of such lists and any related summary material, together with any other materials provided by R&D Partners II.
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10.      Any solicitation of limited partners that will be undertaken by PPLLC or its information or other agents will be conducted in a professional and reasonable manner which will respect the privacy and rights of limited partners.

11. Provision of the List pursuant to this letter shall be deemed to constitute compliance by R&D Partners II and its General Partner of their obligations pursuant to Rule 14d-5 under the Securities Exchange Act of 1934, and PPLLC shall comply with the provisions of Rule 14d-5(f)(4) of the Act.

We trust that these undertakings will satisfy your concerns regarding the proposed offer.


                                            Very truly yours,

                                            Pharmaceutical Partners, LLC

                                            By: /s/ Pablo Legoretta
                                                -------------------
                                                Name:  Pablo Legoretta
                                                Title: Managing Member

                                            By: /s/ Dave Madden
                                                ---------------
                                                Name:  Dave Madden
                                                Title: Managing Member